EXHIBIT 10.1(e)

EIGHTH AMENDMENT TO SECOND AMENDED
AND RESTATED REVOLVING CREDIT AGREEMENT

        THIS EIGHTH AMENDMENT TO SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Amendment”), dated as of March 15, 2005, is among CAL-MAINE FOODS, INC. (“Borrower”), FIRST SOUTH FARM CREDIT, ACA (“First South”), COÖPERATIEVE CENTRALE RAIFFEISEN–BOERENLEENBANK B.A., “RABOBANK INTERNATIONAL,” NEW YORK BRANCH (who is sometimes referred to as Rabobank Nederland), individually and as administrative agent for itself and the other Banks (in such capacity, the “Administrative Agent” and individually, herein “Rabobank”), and HARRIS TRUST AND SAVINGS BANK (“Harris” and collectively with Rabobank and First South, herein the “Banks “).

RECITALS:

        A.        Borrower, the Administrative Agent, and the Banks have entered into that certain Second Amended and Restated Revolving Credit Agreement dated as of February 6, 2002 (such Second Amended and Restated Revolving Credit Agreement, as the same has been amended, and as the same may be further amended or otherwise modified, herein referred to as the “Revolving Credit Agreement”).

        B.        Borrower and Guarantors have requested that the Revolving Credit Agreement be amended as herein set forth and the Administrative Agent and the Banks have agreed to such an amendment on the terms and conditions herein set forth.

        NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows effective as of the date hereof:

ARTICLE I

Definitions

        Section 1.01 Definitions. Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meanings as in the Revolving Credit Agreement.

ARTICLE II

Amendments

        Section 2.01 Amendment to Section 1.03 –Commitment Fee. Section 1.03 of the Revolving Credit Agreement is amended in its entirety to read as follows:

Section 1.03 Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Bank a commitment fee on the average daily unused portion of the Revolving Credit Commitments from the date hereof until the Termination Date, at a per annum rate equal to the Commitment Fee Rate, payable quarterly on the last day of each calendar quarter during the term of the Revolving Credit Commitments, commencing on March 31, 2002 and ending on the Termination Date. As used herein, the term “Commitment Fee Rate ” means (a) 0.5% through and including December 31, 2004 and (b) with respect to any calendar quarter ending after December 31, 2004: (i) 0.50% if as of the end of such quarter the Usages for the quarter is less than 50%; and (ii) 0.25% if as of the end of the quarter the Usage for the quarter is more than or equal to 50%. The term “Usage” means a percentage determined as of the end of a calendar quarter by dividing (a) the average daily outstanding amount of the Advances and Credit Liabilities for such quarter by (b) the average daily amount the Revolving Credit Commitments for such quarter and multiplying the resulting quotient by 100.

        Section 2.02 Amendment to Section 1.05(a) –Interest. The first sentence of Section 1.05(a) of the Revolving Credit Agreement is amended in its entirety to read as follows:

The Borrower shall pay to the Administrative Agent for the account of each Bank interest on the unpaid principal amount of each Advance made by such Bank during each Interest Period for such Advance, payable quarterly on the last day of each calendar quarter and on the last day of such Interest Period at an interest rate equal to the Applicable Margin above the Term Federal Funds Rate; provided that such rate shall in no event be higher than the maximum interest rate permitted by law; and provided further that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, at the Default Rate.

        Section 2.03 Amendment to Section 1.12 –Letter of Credit Fees. The first sentence of Section 1.12 of the Revolving Credit Agreement is amended in its entirety to read as follows:

The Borrower agrees to pay the Administrative Agent, for the account of the Banks, in immediately available funds a fee for the issuance and maintenance of a Letter of Credit (each Bank to be entitled to its pro rata portion thereof determined based on the Revolving Credit Commitments) which shall be computed based on the average amount of the Credit Liabilities outstanding for the applicable Payment Period (hereinafter defined) at a rate equal to the Applicable Margin per annum, based on a 360 day year and the actual number of days to elapse, and shall be payable on the last day of each calendar quarter and on the Termination Date, commencing on the first such date after the issuance of the init ial Letter of Credit.

        Section 2.04 Amendment to Section 5.02(b)(ii) –Dividends, etc. Section 5.02(b)(ii) of the Revolving Credit Agreement is amended in its entirety to read as follows:

(ii) as long as no Event of Default nor any event that with the giving of notic e or lapse of time or both would be an Event of Default exists or would result, repurchase up to 2,000,000 shares of its common stock, provided, however that (A) the aggregate amount paid since August 6, 2004 to repurchase such shares shall not exceed Thirty Million Dollars ($30,000,000); (B) all such repurchases shall occur on or before November 30, 2006; and (C) following each such repurchase and after giving effect to the payment of the purchase price therefore, Borrower shall have a minimum of (1) Twenty Million Dollars ($20,000,000) in cash or cash equivalents and (2) the Revolving Credit Commitments shall exceed the sum of the aggregate outstanding amount of the Advances and Credit Liabilities by Fifteen Million Dollars ($15,000,000) or more.

        Section 2.05 Amendment to Section 7.01 –Definitions and Accounting Terms. The following definitions are added to Section 7.01 of the Revolving Credit Agreement in proper alphabetical order:

“Applicable Margin ” means, for any day, the applicable percentage rate per annum set forth below under the caption “Margin ” opposite the Debt to EBITDA Ratio in the table below which corresponds with the actual Debt to EBITDA Ratio as of the most recent determination date; provided that until the first date that the Applicable Margin is determined as set forth below in this definition, the “Applicable Margin” shall be 3.00% per annum:

Debt to EBITDA Ratio	Margin
› 3.00	3.00%
› 2.50 but ‹ 3.00	2.50%
›2.00 but ‹ 2.50	2.00%
‹ 2.00	1.50%

For purposes of the foregoing, (i) the Debt to EBITDA Ratio shall be determined as of the end of each of Borrower’s Fiscal Quarters based upon Borrower’s consolidated financial statements delivered pursuant to Section 5.01(l) and the compliance certificate delivered in connection therewith under Section 5.01(l)(vi), beginning with the Fiscal Quarter ended March 31, 2005; and (ii) each change in the Applicable Margin resulting from a change in the Debt to EBITDA Ratio shall be effective commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements and compliance certificate indicating such change and ending on the date immediately preceding the effective date of such next change; provided that the Applicable Margin shall be deemed to equal 3.00%: (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Lenders, if the Borrower fails to deliver the consolidated financial statements and compliance certificate required to be delivered by it pursuant to Section 5.01(l) , during the period from the expiration of the time for delivery thereof until such consolidated financial statements and compliance certificate are delivered.

“Debt to EBITDA Ratio” means the ratio, calculated as of the last day of each Fiscal Quarter, of (i) Total Funded Debt (as defined in Section 5.01(j)) outstanding as of such day to (ii) EBITDA, as defined below and as calculated for the twelve month period then ended. The term “EBITDA” means, for any period, the sum of (A) the net income of Borrower and the Subsidiaries determined on a consolidated basis for such period plus (B), to the extent deducted in determining net income, the sum of: (i) all cash franchise and income taxes paid or payable by Borrower and the Subsidiaries during such period; (ii) depreciation and amortization expenses for such period; plus (iii) all cash interest paid or payable by Borrower and the Subsidiaries for such period.

        Section 2.06 Amendment to Section 7.01 –Definitions and Accounting Terms. The definition of the terms “Intercreditor Agreement” and “Termination Date” set forth in Section 7.01 of the Revolving Credit Agreement are amended in their respective entirety to read as follows:

“Intercreditor Agreement” means that Third Amended and Restated Intercreditor Agreement dated as of March 31, 2004 among Agent, the Banks and the Noteholders as consented and agreed to by the Borrower and the Guarantors and as the same may be amended or otherwise modified.

“Termination Date” means December 31, 2006 or the date of the earlier termination in whole of the Revolving Credit Commitment pursuant to Sections 1.04 or 6.02.

        Section 2.07 Amendment to Exhibit –Compliance Certificate. Exhibit C to the Revolving Credit Agreement is amended in its entirety to read as set forth on Exhibit A hereto.

ARTICLE III
Conditions Precedent

        Section 3.01 Conditions. The effectiveness of Article II of this Amendment is subject to the satisfaction of the following conditions precedent:

        (a)        The Administrative Agent shall have received such evidence of the existence and good standing of the Borrower and the Guarantors and of their authority to execute, deliver and perform this Amendment as the Administrative Agent may require, each dated (unless otherwise indicated) the date of this Amendment, in form and substance satisfactory to the Administrative Agent;

        (b)        The Administrative Agent shall have received such additional documentation and information as it or its legal counsel may request;

        (c)        The representations and warranties contained herein and in all other Loan Documents, as amended hereby, shall be true and correct as of the date hereof as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date;

        (d)        No Event of Default nor any event or condition that with the giving of notice or lapse of time or both would be such an Event of Default shall exist; and

        (e)        All proceedings taken in connection with the transactions contemplated by this Amendment and all documentation and other legal matters incident thereto shall be satisfactory to the Administrative Agent and its legal counsel.

ARTICLE IV

Ratifications, Representations and Warranties

        Section 4.01 Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Revolving Credit Agreement and except as expressly modified and superseded by this Amendment, the terms and provisions of the Loan Documents (including all amendments thereto which include, without limitation, that certain First Amendment and Waiver to Second Amended and Restated Revolving Credit Agreement dated October 14, 2002, that certain Second Amendment to Second Amended and Restated Revolving Credit Agreement dated January 31, 2003, that certain Third Amendment to Second Amended and Restated Revolving Credit Agreement dated September 12, 2003, that certain Fourth Amendment to Second Amended and Restated Revolving Credit Agreement dated December 1, 2003, that certain Fifth Amendment to Second Amended and Restated Revolving Credit Agreement dated March 31, 2004, that certain Sixth Amendment to Second Amended and Restated Revolving Credit Agreement dated April 14, 2004, and that certain Seventh Amendment to Second Amended and Restated Revolving Credit Agreement dated August 6, 2004 (collectively, the “Previous Amendments”)) are ratified and confirmed and shall continue in full force and effect. The liens, security interests, and assignments created and evidenced by the Loan Documents are valid and existing liens, security interests, and assignments of the respective priority recited in the Loan Documents. Each of the parties hereto agrees that: (i) the Loan Documents, as amended hereby and by the Previous Amendments, shall continue to be legal, valid, binding, and enforceable in accordance with their respective terms and (ii) this Amendment is a Loan Document as such term is defined in and used in the Revolving Credit Agreement and the other Loan Documents.

        Section 4.02 Representations and Warranties. To induce the Administrative Agent and the Banks to modify the Revolving Credit Agreement as herein set forth, Borrower and each Guarantor represents and warrants to the Administrative Agent and the Banks that:

        (a)        The representations and warranties of Borrower and each Guarantor contained in the Loan Documents, as amended hereby, are true and correct on and as of the date hereof as though made on and as of the date hereof, except for such representations and warranties limited by their terms to a specific date;

        (b)        No Event of Default has occurred and is continuing and no event or condition has occurred that with the giving of notice or lapse of time or both would be an Event of Default, and the Borrower and each Guarantor is in full compliance with all covenants and agreements binding on them contained in the Loan Documents, as amended hereby; and

        (c)        AS OF THE DATE OF ITS EXECUTION OF THIS AMENDMENT THERE ARE NO CLAIMS, RIGHTS OF RECOUPMENT OR OFFSETS AGAINST OR DEFENSES OR COUNTERCLAIMS TO ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS AND IN ACCORDANCE THEREWITH IT WAIVES ANY AND ALL SUCH CLAIMS, OFFSETS, DEFENSES, RIGHTS OF RECOUPMENT OR COUNTERCLAIMS, WHETHER KNOWN OR UNKNOWN, ARISING PRIOR TO THE DATE OF ITS EXECUTION OF THIS AMENDMENT.

ARTICLE V

Miscellaneous

        Section 5.01 Survival of Representations and Warranties. All representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment, and no investigation by the Administrative Agent or any Bank or any closing shall affect the representations and warranties or the right of the Administrative Agent and each Bank to rely upon them.

        Section 5.02 Reference to Revolving Credit Agreement. Each of the Loan Documents are hereby amended so that any reference in such Loan Documents to the Revolving Credit Agreement shall mean a reference to the Revolving Credit Agreement, as amended hereby.

        Section 5.03 Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

        Section 5.04 Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

        Section 5.05 Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except neither Borrower nor any Guarantor may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Banks.

        Section 5.06 Counterpart. This Amendment may be executed in one or more counterparts and on telecopy counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

        Section 5.07 Effect of Waiver. No consent or waiver, express or implied, by the Administrative Agent or any bank to or for any breach of or deviation from any covenant, condition, or duty by Borrower or any Guarantor shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition, or duty.

        Section 5.08 Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

        Section 5.09 Entire Agreement. THIS AMENDMENT EMBODIES THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER OF THIS AMENDMENT, AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO.

        Executed as of the date first written above.

CAL-MAINE FOODS, INC.
BY: /S/ B. J. RAINES
B. J. Raines, Vice President
COOPERATIEVE CENTRALE
RAIFFEISEN-BOERENLEENBANK B.A.
"RABOBANK INTERNATIONAL," NEW YORK
BRANCH,
as Administrative Agent and Bank
BY: /S/ Richard J. Beard
Richard J. Beard, Executive Director
BY: /S/ Brett Delfino
Brett Delfino, Executive Director
FIRST SOUTH FARM CREDIT, ACA
BY: /S/ J. Andrew Mangialardi
J. Andrew Mangialardi, Vice President

HARRIS TRUST AND SAVINGS BANK
BY: /S/ David J. Bechstein
J. David Bechstein, Vice President

GUARANTOR CONSENT

        Each Guarantor: (i) consents and agrees to this Eighth Amendment to Second Amended and Restated Revolving Credit Agreement; (ii) agrees that the Intercreditor Agreement, the Amended Guaranty Agreement and the Consolidated Security Agreement to which it is a party shall remain in full force and effect and shall continue to be the legal, valid, and binding obligation of such Guarantor enforceable against it in accordance with its terms; and (iii) agrees and acknowledges that the obligations, indebtedness and liability secured or guaranteed by the Amended Guaranty Agreement and the Consolidated Security Agreement to which it is a party include the “Obligations” as defined in the Second Amended and Restated Revolving Credit Agreement, as amended by this Amendment.

GUARANTORS
CAL-MAINE FARMS, INC.
SOUTHERN EQUIPMENT DISTRIBUTORS, INC.
SOUTH TEXAS APPLICATORS, INC.
By: /S/ B. J. Raines
B. J. Raines, Vice President of each of the
Foregoing companies
CAL-MAINE PARTENRSHIP, LTD.
By: Cal-Maine Foods, Inc.
Its general partner
By: /S/ B. J. Raines
B. J. Raines, Vice President
CMF OF KANSAS - LLC
By: Cal-Maine Foods, Inc.
Its managing partner
By: /S/ B. J. Raines
B. J. Raines, Vice President